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                                                                    EXHIBIT 99.1


Robert Apple, Chief Operating             Don Weinberger
& Financial Officer                       Wolfe Axelrod Weinberger Assoc. LLC
InKine Pharmaceutical Company, Inc.       (212) 370-4500
(215) 283-6850                            don@wolfeaxelrod.com

            INKINE ENTERS INTO CO-PROMOTION AGREEMENT WITH SIGMA-TAU
                    FOR GASTROINTESTINAL PROBIOTIC VSL#3(R)

BLUE BELL, PA December 10, 2003 -- InKine Pharmaceutical Company, Inc. (Nasdaq:
INKP) today announced that it has entered into a non-exclusive co-promotion agreement with Sigma-Tau Pharmaceuticals, Inc., a subsidiary of Sigma-Tau International SA of Rome, Italy. Under the agreement, InKine's U.S. gastrointestinal sales force will promote Sigma-Tau's VSL#3(R) in the second sales position behind InKine's purgative product, Visicol(R). VSL#3(R) is a probiotic that is effective in treating certain gastrointestinal disorders, including pouchitis, an inflammation of the small bowel reservoir (or pouch). This serious condition is the most frequent long-term complication following colon removal and pouch creation surgery for ulcerative colitis.

"We are pleased to have InKine as our partner for the co-promotion of VSL#3(R)," said Claudio Cavazza, President of Sigma-Tau SBA. "InKine's gastrointestinal sales force has a proven track record and is respected within the United States gastroenterology community. We believe that InKine is the right partner to help us educate physicians about the novel immunoregulatory properties of VSL#3(R) and its important role in the dietary management of pouchitis and other gastrointestinal conditions," added Mr. Cavazza.

Under the co-promotion agreement, InKine could receive up to $1.5 million over the one-year term based on the completion of 15,000 second position quarterly sales calls. Additional performance-based incentives are in place to further align InKine's sales force with the success of VSL#3(R). The Company will use a portion of the cash generated from the co-promotion agreement to fund the expansion of its gastrointestinal sales force to approximately 50 sales professionals.

"The addition of VSL#3(R) to our sales force detail provides us the opportunity to generate an additional revenue stream, increase rapport with gastrointestinal physicians and utilize the capacity of our sales organization," said Leonard S. Jacob, M.D., Ph.D., Chairman and Chief Executive Officer of InKine. "We are excited about the potential for VSL#3(R) and are pleased that Sigma-Tau chose InKine to detail this important product to the gastroenterology community," added Dr. Jacob.

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About InKine Pharmaceutical

InKine Pharmaceutical Company, Inc. is a publicly traded specialty pharmaceutical company focused on developing and commercializing pharmaceutical products for the diagnosis and treatment of gastrointestinal disorders. The Company's development strategy is to acquire late-stage drug candidates with short time lines to commercialization. The Company's franchise product, Visicol(R) is the only tablet purgative preparation indicated for bowel cleansing prior to colonoscopy. InKine's second product, IB-Stat(R), is an oral hyoscyamine spray for the treatment of a variety of indications. Additionally, the Company is developing Colirest(TM), which is in clinical trials for the treatment of Crohn's disease. For further information, please visit InKine on its web site .

In addition to historical facts or statement of current condition, this press release may contain forward-looking statements. Forward-looking statements provide InKine's current expectations or forecasts of future events. These may include statements regarding anticipated scientific progress on its research programs, development of potential pharmaceutical products, interpretation of clinical results, prospects for regulatory approval, manufacturing development and capabilities, market prospects for its products, sales and earnings projections, and other statements regarding matters that are not historical facts. You may identify some of these forward-looking statements by the use of words in the statements such as "anticipate," "estimate," "expect," "project," "intend," "plan," "believe" or other words and terms of similar meaning. InKine's performance and financial results could differ materially from those reflected in these forward-looking statements due to general financial, economic, regulatory and political conditions affecting the biotechnology and pharmaceutical industries as well as more specific risks and uncertainties such as those set forth in its reports on Form 10-Q and 10-K filed with the U.S. Securities and Exchange Commission. Given these risks and uncertainties, any or all of these forward-looking statements may prove to be incorrect. Therefore, you should not rely on any such factors or forward-looking statements. Furthermore, InKine does not intend (and it is not obligated) to update publicly any forward-looking statements. This discussion is permitted by the Private Securities Litigation Reform Act of 1995.

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